Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

P10, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, par value $0.001 per share	Other(2)	5,788,331(3)	$4.06	$23,500,624	$0.0000927	$2,178.51
Equity	Class A common stock, par value $0.001 per share	Other(4)	36,033(5)	$12.10	$435,999	$0.0000927	$40.42
Equity	Class A common stock, par value $0.001 per share	Other(2)	1,456,733(6)	$12.61	$18,369,403	$0.0000927	$1,702.84
Equity	Class A common stock, par value $0.001 per share	Other(4)	567,789(7)	$12.10	6,870,247	$0.0000927	$636.87
Equity	Class A common stock, par value $0.001 per share	Other(4)	1,451,114(8)	$12.10	17,558,479	$0.0000927	$1,627.67
Total Offering Amounts					$66,734,752	$0.0000927	$6,186.31
Total Fee Offsets							—
Net Fee Due							$6,186.31

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Class A common stock, par value $0.001 per share (the “Class A Common Stock”) of P10, Inc. (the “Company” or the “Registrant”) that may become issuable under the terms of the P10, Inc. 2021 Incentive Plan (the “2021 Plan”) or the P10 Holdings, Inc. 2018 Stock Incentive Plan (the “2018 Plan,” and together with the 2021 Plan, the “Plans”), as applicable, by reason of any share split, share dividend, recapitalization or other similar transaction effected without the Company’s receipt of consideration which results in an increase in the number of the outstanding shares of Class A Common Stock.

(2)

Estimated pursuant to Rule 457(h) solely for purposes of calculating the aggregate offering price and the amount of the registration fee based upon a weighted average of the exercise prices of outstanding options previously granted.

(3)	Represents shares of Class A common stock issuable pursuant to stock option awards outstanding under the 2018 Plan.
(4)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, based on the average of the high and low sales prices of the Class A Common Stock on The New York Stock Exchange on May 6, 2022.

(5)	Represents shares of restricted stock issued under the 2018 Plan.
(6)	Represents shares of Class A common stock issuable pursuant to stock option awards outstanding under the 2021 Plan.
(7)	Represents shares of restricted stock to be issued upon settlement of restricted stock units issued under the 2021 Plan.
(8)	Represents shares of common stock reserved for future issuance pursuant to the 2021 Plan.